Exhibit 99.1

 FOR IMMEDIATE RELEASE

99 Wood Avenue South, Suite 311
Iselin, NJ 08830
www.pharmoscorp.com

Pharmos issues business update on Dextofisopam trial and financing

Iselin, NJ, April 2, 2009  -  Pharmos Corporation (OTCBB – PARS.PK) issued the following business update on the Dextofisopam Phase 2b trial and the status of financing operations.

Dextofisopam Phase 2b trial
As previously announced on March 4, 2009, Pharmos modified the size of the Dextofisopam Phase 2b trial for Irritable Bowel Syndrome IBS D+A to a minimum 300 patient trial. The trial is now essentially fully enrolled. Patient screening was stopped on March 13, 2009 and when those patients who qualify from the screening process enter the trial, the trial will be closed. The Company expects the final trial size to be about 320 patients.

The treatment period is 12 weeks with a follow up after 4 weeks. The Company expects top line clinical data to be available by the middle of September 2009.

Additional Financing secured
Three of the Company’s current investors represented on the board have committed to a small financing that would fund completion of the trial and company operations through 2009.  If the trial is successful, this financing would also support additional efforts to negotiate a strategic partnership or license arrangement with a pharmaceutical company. This is consistent with Pharmos’ strategy as previously communicated, since the Company does not have the resources to continue to develop Dextofisopam through a Phase 3 trial.

The three investors are New Enterprise Associates (NEA), Venrock and Robert F. Johnston, who is Executive Chairman. The financing, which is expected to be in the form of common stock with warrant coverage, is anticipated to close during April.

About Pharmos Corporation
Pharmos discovers and develops novel therapeutics to treat a range of indications including specific diseases of the nervous system such as disorders of the brain-gut axis (IBS), pain/inflammation, and autoimmune disorders. The Company's lead product in development, dextofisopam, is undergoing Phase 2b testing in IBS patients. Dextofisopam has completed a Phase 2a IBS study in which it demonstrated a statistically significant effect compared to placebo on the primary efficacy endpoint of adequate relief (n=141, p=0.033). The Company also has a proprietary technology platform focusing on discovery and development of synthetic cannabinoid compounds with a focus on CB2 receptor selective agonists. Various CB2-selective compounds from Pharmos' pipeline have completed preclinical studies targeting pain, multiple sclerosis, rheumatoid arthritis, inflammatory bowel disease and other disorders. These are available for licensing / partnering. On February 18, 2009, Pharmos Corporation and its Israeli subsidiary, Pharmos Ltd., entered into an Asset Purchase Agreement with Reperio Pharmaceuticals Ltd. for the sale of the patent rights and technical know-how related to the compound known as PRS-639,058 and certain follow-on molecules.

Safe Harbor Statement
Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contacts
Pharmos U.S.
S. Colin Neill, President & CFO
(732) 452-9556